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                                                           Exhibit 99.1
Contact:  Frederick G. Kraegel
          Chief Financial Officer
          (630) 579-2230
                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------


               FACTORY CARD OUTLET ANNOUNCES MANAGEMENT CHANGES
               ------------------------------------------------


NAPERVILLE, IL, October 12, 1999 - Factory Card Outlet Corp. (FCPYQ) announced today that pursuant to agreement with the Company, Stewart M. Kasen has resigned as Chairman, President and Chief Executive Officer and as a Director, and that Bart A. Brown, Jr. has resigned as a Director. Robert C. Blattberg, who has served as a Director of the Company since December 1993, has been appointed Chairman. William E. Freeman has been appointed President and Chief Executive Officer. The Company also announced that Gary Rada has been promoted from Senior Vice President to Executive Vice President and General Merchandise Manager. Mr. Freeman is a co-founder of the Company and has been a Director of the Company since its formation. Mr. Freeman previously served as Chairman of the Company from April 1994 to April 1997, as Chief Executive Officer of the Company from May, 1994 to September 1996 and as President of the Company from 1989 to 1994. J. Bayard Kelly, who co-founded the Company with Mr. Freeman, will continue to serve as a Director and as Chairman Emeritus.

Factory Card Outlet is a chain of company owned stores offering a vast assortment of party supplies, greeting cards, gift wrap and other special occasion merchandise at everyday value prices. On March 23, 1999, the Company filed a petition for reorganization under chapter 11 of title 11 of the United States Code and is currently operating as a debtor in possession. The Company continues to focus its efforts on reaching agreement with the Official Committee of Unsecured Creditors regarding a Plan of Reorganization.

Certain statements in this news release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.
Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. All forward-looking statements relating to aspects of any plan of reorganization that may be submitted in connection with the Chapter 11 cases are dependent upon, among other things, further improvements in the Company's store-level operating performance, the proposal of an acceptable reorganization plan and the confirmation of such plan by the bankruptcy court.

In general, the results, performance or achievements of the Company and its stores and the value of the Company's common stock are dependent upon a number of factors including without limitation, the following: effects resulting from the commencement and completion of Chapter 11 cases; ability to meet sales plans; weather and economic conditions; dependence on key personnel, competition; ability to anticipate merchandise trends and consumer demand; ability to maintain relationships with suppliers; successful implementation of information systems; successful handling of merchandise logistics; inventory shrinkage; ability to meet future capital needs; governmental regulations; ability to complete corrective action necessary to address Year 2000 issues; the outcome of the Company's request for review of the NASDAQ delisting decision; and other factors both referenced and not referenced in the Company's filings with the Securities and Exchange Commission.